SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                             EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X]  Preliminary Consent Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Consent Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12


                       REAL ESTATE ASSOCIATES LIMITED VI

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               (Name of Registrant as Specified In Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.
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          pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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[ ]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange Act
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      paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:
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                  [PRELIMINARY COPY - SUBJECT TO COMPLETION]

                       REAL ESTATE ASSOCIATES LIMITED VI
                            9090 Wilshire Boulevard
                        Beverly Hills, California 90211

  This Consent Revocation Statement and the enclosed WHITE Consent Revocation Card are first being mailed to limited partners on or about January __, 2003.

-------------------------------------------------------------------------------

                   CONSENT REVOCATION STATEMENT FURNISHED BY
           THE GENERAL PARTNERS OF REAL ESTATE ASSOCIATES LIMITED VI
  IN OPPOSITION TO THE SOLICITATION OF CONSENTS BY MILLENIUM MANAGEMENT, LLC

-------------------------------------------------------------------------------

         This Consent Revocation Statement and the accompanying WHITE Consent Revocation Card are being furnished by the General Partners of REAL ESTATE ASSOCIATES LIMITED VI, a California limited partnership (the "Partnership" or "REAL VI"), to the Partnership's limited partners in opposition to the solicitation (the "Millenium Solicitation") of written consents from the limited partners by Millenium Management, LLC, a California limited liability company ("Millenium") and Everest Properties II, LLC, a California limited liability company ("Everest"). Millenium and Everest are not limited partners of the Partnership and own no interest in the Partnership. Millenium is managed by Everest, whose president is W. Robert Kohorst.

         Millenium and Mr. Kohorst are attempting to remove, we believe without cause, National Partnership Investments Corp., a California corporation ("NAPICO" or the "Managing General Partner") and National Partnership Investment Associates, a California limited partnership ("NAPIA" and collectively with NAPICO, the "General Partners"), as General Partners of the Partnership and to elect itself as the new general partner. You may have received a solicitation from Millenium trying to obtain your consent to remove your General Partners and elect itself as general partner of the Partnership (the "Millenium Solicitation Materials" or "Solicitation Materials").

            YOUR VOTE IS IMPORTANT TO THE FUTURE OF YOUR INVESTMENT

         The General Partners unanimously oppose the Millenium Solicitation and urge you NOT TO SIGN OR RETURN any GREEN consent card or any other forms which may be sent to you by Millenium. Please DISCARD any GREEN consent cards sent to you by Millenium.

         Even if you previously signed and returned Millenium's GREEN consent card, you have every right to revoke your consent. We urge you to sign, date, fax and mail the enclosed WHITE consent revocation card in the postage-paid envelope provided to:

                                      [         ]

         Your prompt action is important. Please return the WHITE consent revocation card today. In order to be sure that you are revoking a prior consent, you must date, sign and mark the "REVOKE CONSENT" box on the WHITE consent revocation card, or date and sign the WHITE consent revocation card without marking any boxes.

         If you have any questions about revoking your consent or require
assistance, please call [   ], which is assisting the Partnership, toll free at
1-800-[      ].


                             WHO IS MILLENIUM AND
                          WHAT ARE THEY TRYING TO DO?

         Millenium is not a limited partner of the Partnership and owns no interest in the Partnership. Millenium is managed by Everest, whose president is W. Robert Kohorst.

         As you may remember, in June of 2001, Bond Purchase, L.L.C. ("Bond Purchase"), an entity controlled by David L. Johnson, waged a similar consent solicitation contest to remove your General Partners and replace them with an entity controlled by Mr. Johnson. Mr. Johnson is also the Chairman and CEO of Maxus Realty Trust, Inc. ("Maxus"). Mr. Kohorst also happens to be a Maxus Trustee. In fact, the Consent Solicitation Statement of Mr. Kohorst and Millenium is remarkably similar to that of Mr. Johnson and Bond Purchase. You should also be aware that the Bond Purchase consent solicitation contest cost the Partnership approximately $180,000. Frankly, the Millenium consent solicitation appears to be nothing more than yet another attempt to do what Bond Purchase and Mr. Johnson failed to do -- remove your General Partners and replace them with an affiliate of the dissidents, which you and your limited partners have already rejected -- and thereby wasting the precious resources and funds of your Partnership in the process.

                REASONS FOR OPPOSING THE MILLENIUM SOLICITATION

         The General Partners oppose the Millenium Solicitation and urge you NOT TO SIGN OR RETURN any GREEN consent card or any other forms which may be sent to you by Millenium.

         In what we believe is a blatant attempt to get your consent to take control of the Partnership and its cash reserves, and to do what you and your limited partners stopped Mr. Johnson and Bond Purchase from doing, Mr. Kohorst and Millenium have not given you all of the relevant information in their Solicitation Materials. In particular, we believe that you should be aware of the following in connection with the Millenium Solicitation:

o Millenium fails to give you important facts regarding the tax consequences to the limited partners that may be triggered by the proposed sale of the Partnership's assets and they fail to tell you that Millenium may not be subject to the same tax consequences.

o Millenium implies that we are inappropriately holding in excess of $1.5 million that should be distributed to the limited partners. You should know we currently have a $1.5 million cash reserve which we have maintained to cover (i) Partnership obligations -- which may exceed $4.8 million -- that have recently become due, (ii) repairs needed by certain properties, and (iii) any deficits that may arise. We have also maintained the cash reserve to provide us with the financial flexibility to negotiate with certain of the local general partners in our efforts to sell the remaining Partnership assets and to distribute cash to the limited partners to cover the income tax liability you may incur if we sell such assets. You should also know that we have invested the cash reserve and it accrues interest for the benefit of the Partnership and all limited partners.

o Millenium indicates that they intend to investigate purported "claims" against us, but they fail to provide any details concerning the nature of these alleged claims.

o Millenium implies that we have been charging the Partnership excessive management fees, but they fail to tell you that the management fees have decreased by over 65% since the sale of other partnership interests in 1998.

o Millenium indicates that we are not actively seeking opportunities to sell the Partnership's assets. This is simply not true. The fact is that we have publicly announced our intent to sell the Partnership's assets and eventually wind down its affairs and we are continuing efforts to sell the Partnership's remaining assets in cases where it would be advantageous (including with respect to tax consequences) to the Partnership or the limited partners to do so.

o Millenium implies that we are remiss in failing to sell the properties in which the Partnership maintains interests. Mr. Kohorst and Millenium fail to tell you, however, that in some cases we do not have the power to force a sale of the properties without the consent of the local general partners that also own an interest in those properties. Therefore, if Millenium were elected as general partner of the Partnership, it would be constrained in its efforts to sell the properties as well. Furthermore, we believe that our long history with local general partners affords us a better opportunity to work with them to sell properties than Mr. Kohorst would have.

o Millenium indicates that while Millenium does not promise to significantly reduce management fees, it "intends" to do so. We question their commitment to do so and ask you to consider this in deciding how to cast your vote. They also fail to tell you that their proposed reduction would equate to a meager annual savings of about $2.08 per unit, or approximately 4 cents per week. Further, pursuant to the Partnership's Restated Certificate and Agreement of Limited Partnership (the "Partnership Agreement"), if the Partnership's remaining assets were to be sold, the General Partners could receive a significant liquidation fee. Therefore, NAPICO has as much of a financial incentive as Millenium and Mr. Kohorst to pursue the sale of the remaining assets.


         For these reasons and those that follow, we believe that Millenium does not represent the best interests of the Partnership, and we urge you to
(1) withhold your consent from Millenium or (2) revoke any consent previously submitted to Millenium. DO NOT SIGN OR RETURN THE GREEN MILLENIUM CONSENT CARD TO ANYONE - EVEN AS A PROTEST VOTE AGAINST MILLENIUM. Instead, regardless of whether or not you have already voted, please:

o        sign and date your WHITE consent revocation card today;

o fax your signed WHITE consent revocation card today to [ ], Attn: [ ] (fax number: [ ]); and

o mail your signed WHITE consent revocation card today in the enclosed postage-paid envelope.

         We are convinced that Mr. Kohorst and Millenium do not have your best interests in mind and have not given you important facts in an effort to get your vote so that they may seize control of the Partnership and its cash reserves. We urge you to consider the facts and to protect your investment.

         Your current General Partners possess the dedication, experience and expertise to continue to manage the Partnership on your behalf. We trust that you will carefully consider our record of success in deciding how to cast your vote. We remain committed to continuing to act in the best interests of all of our limited partners.

         We urge you to carefully read all of this Consent Revocation Statement. If you have already returned a GREEN consent card, please fax your signed and dated WHITE consent revocation card and mail it in the return envelope provided as soon as practicable.

         If you have any questions or need assistance with voting your consent
revocation card, please do not hesitate to contact [    ], the Partnership's
Information Agent, toll free at 1-800-[    ].

         On behalf of your General Partners, we thank you for your interest and your continued loyalty and support.


                               TABLE OF CONTENTS

                                                                                        Page
QUESTIONS AND ANSWERS ABOUT THE MILLENIUM SOLICITATION MATERIALS.........................1
REASONS FOR OPPOSING THE MILLENIUM SOLICITATION..........................................3
THE PARTNERSHIP..........................................................................7
         General  .......................................................................7
         General Partners................................................................7
         Objectives......................................................................7
         Our Record of Success...........................................................7
         Assets   .......................................................................8
         Distributions...................................................................8
MANAGEMENT...............................................................................8
         Interests of the General Partners in the Matters to be Acted Upon...............8
         Experience of Our Managing General Partner......................................9
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..........................12
LEGAL PROCEEDINGS.......................................................................13
VOTING PROCEDURE........................................................................13
         Limited Partner Approval.......................................................13
         Consent Revocation Procedures..................................................14
         Tabulation of Consents and Consent Revocations; Independent Inspector..........15
         Consent Record Date............................................................15
         No Dissenters' Rights of Appraisal.............................................16
PARTICIPANTS IN THE SOLICITATION........................................................16
SOLICITATION OF CONSENT REVOCATION CARDS................................................17
PARTNER PROPOSALS.......................................................................17
IMPORTANT NOTE..........................................................................17
WHERE YOU CAN FIND MORE INFORMATION.....................................................18

         Certain statements made herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are indicated by words such as "believes," "intends," "expects" and similar words or phrases. Such statements are based on current expectations and are subject to risks, uncertainties and assumptions. Should one of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Factors that could cause actual results to differ materially from those in our forward-looking statements include the ability of the local general partners to sell the underlying properties on economically advantageous terms, real estate and general economic conditions in the markets in which the properties are located and changes in federal and state tax laws that may create tax disadvantages for certain distributions, some of which may be beyond our control.

         Given these uncertainties, limited partners are cautioned not to place undue reliance on our forward-looking statements.

         THE SECURITIES AND EXCHANGE COMMISSION HAS NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.



                       REAL ESTATE ASSOCIATES LIMITED VI
                            9090 Wilshire Boulevard
                        Beverly Hills, California 90211

                               January __, 2003

                         CONSENT REVOCATION STATEMENT

         In this Consent Revocation Statement, "we," "our," "ours" and "us" refer to REAL ESTATE ASSOCIATES LIMITED VI and its General Partners, NAPICO and NAPIA, unless the context requires or we state otherwise.

                        QUESTIONS AND ANSWERS ABOUT THE
                       MILLENIUM SOLICITATION MATERIALS


Q: What is Millenium Asking Me to Vote Upon?

A: Millenium has sent you solicitation materials in which it seeks your consent (1) to remove, we believe without cause, NAPICO and NAPIA as your General Partners, and (2) to continue the Partnership and to elect itself as your general partner. As explained in this document, we do not believe that such actions are in your best interests. Accordingly, we are asking that you withhold your consent from Millenium and, if you have already given your consent, revoke your consent.

Q: Who is Millenium?

A: Millenium is not a limited partner of the Partnership and owns no interest in the Partnership. Millenium is managed by Everest, whose president is W. Robert Kohorst.

Q: What Does the Partnership Recommend I Do?

A: We believe that Millenium does not represent the best interests of the Partnership or its limited partners, and we urge you to withhold your consent from Millenium or revoke your consent if you have already voted.

Q: Who is Making This Consent Revocation Statement?

A: This Consent Revocation Statement is sent to you by the Managing General Partner on behalf of the Partnership.

Q: Can I Change My Vote After I Have Mailed a Consent Card?

A: Yes. You have every legal right to change your vote at any time before the expiration of the Millenium Solicitation. However, it is critical that you change your vote as soon as possible so that the required consents are not obtained by Millenium. Please sign, date and promptly mail the WHITE consent revocation card in the enclosed envelope. Because time is of the essence, we also ask that you fax your WHITE consent revocation card to the number listed below:

                              [        ]

Q: What Should I Do If I Want to Keep the Current General Partners?

A: If you have already returned a GREEN consent card to Millenium, you must revoke your consent by completing the WHITE consent revocation card enclosed, faxing it to [ ], Attn: [ ] and mailing it in the pre-addressed postage-paid envelope provided. You do not need to do anything if you are absolutely certain that you have not already voted--however, we recommend that you return a WHITE consent revocation card just to be sure.

Q: What Do I Need to Do Now?

A: After carefully reading and considering the information contained in this document, we are asking that you please complete, sign and date the enclosed WHITE consent revocation card as soon as possible so that your interests are protected. Even though you do not need to do anything unless you have already voted, we ask you to promptly fax your signed and dated WHITE revocation of consent card to [ ], Attn: [ ] and then mail your WHITE revocation of consent card in the enclosed postage-paid envelope so that your interests are represented.

                      WHO CAN HELP ANSWER YOUR QUESTIONS

         If you would like additional copies of this document, or if you would like to ask any questions about these materials or need assistance in voting your WHITE consent revocation card, you should contact [ ] at 1-800-[ ].



               REASONS FOR OPPOSING THE MILLENIUM SOLICITATION

         Recently, you may have received a communication from Millenium Management, LLC, a company managed by W. Robert Kohorst. Millenium does not own any interests in your Partnership.

         As you may remember, in June of 2001, Bond Purchase, L.L.C. ("Bond Purchase"), an entity controlled by David L. Johnson, waged a similar consent solicitation contest to remove the General Partners of your Partnership and replace them with an entity controlled by Mr. Johnson. Mr. Johnson is also the Chairman and CEO of Maxus Realty Trust, Inc. ("Maxus"). W. Robert Kohorst is also a Maxus Trustee. In fact, the Consent Solicitation Statement of Mr. Kohorst and Millenium is remarkably similar to that of Mr. Johnson and Bond Purchase. You should also be aware that the Bond Purchase consent solicitation contest cost the Partnership approximately $180,000. Frankly, the consent solicitation by Millenium appears to be nothing more than another attempt to do what Bond Purchase and Mr. Johnson failed to do -- remove your General Partners and replace them with an affiliate of the dissidents, which you and your limited partners have already rejected -- wasting the precious resources and funds of your Partnership in the process.

         We believe that Mr. Kohorst's and Millenium's interests are not aligned with the interests of the limited partners.

         The General Partners oppose the Millenium Solicitation and urge you, in what we believe to be your best interests, NOT TO SIGN OR RETURN any GREEN consent card or any other forms which may be sent to you by Millenium.

         In an attempt to obtain the consent of the limited partners, we believe Millenium and Mr. Kohorst have not told you the whole story.

         Consider the following:

o Mr. Kohorst and Millenium failed to tell you that Millenium may not be subject to the same tax consequences as the limited partners arising out of the proposed sale of the Partnership's assets. Millenium conveniently failed to tell you that it may not suffer the same tax consequences as the limited partners as a result of a sale of the Partnership's assets.

         Currently, the original limited partners have deficit capital accounts with the Partnership due to the fact that they have taken more net tax deductions than the amount of money they have invested into the Partnership. When partnership interests -- or the underlying assets held by the Partnership -- are sold, many of the limited partners will recognize taxable income equal to the deficit in their capital account plus the amount of any net proceeds distributable to them. Based upon current figures, even the sale of the remaining properties in which the Partnership owns interests for little or no gain may result in a taxable gain to the Partnership and the limited partners in excess of [$ ] million. This amount may translate into a combined federal and state income tax liability in excess of [$ ] million to the limited partners. You should consult your tax advisor to determine the precise effect of a sale of the properties upon you.

         The tax liability that may be incurred by many of the limited partners does not apply to Millenium because it does not own any Partnership interests. As a result, to the extent that the Partnership's assets are sold or we are dissolved, Millenium will not have the same tax liability that would be incurred by you and the other limited partners. We urge you not to be fooled.

o Mr. Kohorst and Millenium implied that we are inappropriately holding in excess of $1.5 million that should be distributed to the limited partners. We currently have a $1.5 million cash reserve which we have maintained to cover (i) Partnership obligations -- which may exceed $4.8 million -- that have recently become due, (ii) repairs needed by certain properties, and (iii) any deficits that may arise. The reserves also provide us with the financial flexibility to negotiate with the local general partners in our efforts to sell the remaining Partnership assets and to distribute cash to the limited partners to cover the income tax liability you may incur if we sell such assets. You should know that, we have invested the cash reserve and it accrues interest for the benefit of the Partnership and all limited partners.

o Mr. Kohorst and Millenium did not provide you with any details concerning the nature of alleged "claims" against the General Partner. Millenium told you, in the event Millenium is elected as your new managing general partner, Millenium will investigate certain "claims" against the current General Partners. However, you should note that Millenium failed to provide you, the General Partners or the Partnership with any explanation relating to the nature of the purported claims, the party asserting such claims and the parties against whom such claims would be made. The fact is, we are not aware of any such claims and we believe this is nothing but a hollow ploy to get your vote. Once again, do not believe everything Millenium may tell you.

o Mr. Kohorst and Millenium did not tell you that the Partnership management fees have decreased significantly since the sale of other partnership interests in 1998. Millenium suggests that the General Partners may have been charging the Partnership excessive management fees. Once again, this is not true. Millenium told you that management fees should be reduced because of the sale of assets in 1998. The fact is that the management fees paid to NAPICO pursuant to the Partnership Agreement have been reduced substantially following the sale of many of our assets. The management fees are calculated based on our total invested assets. Our cash on hand is not included in the calculation of management fees. Because of this, management fees dropped by approximately sixty-five percent (65%) after the sale of assets in 1998, falling from more than $502,000 in 1998 to approximately $174,418 in 2002.

o Mr. Kohorst and Millenium suggested that the administrative expenses charged to the Partnership are excessive. Millenium told you the Partnership incurred "administrative" expenses of $22,740 in 2001. However, as reflected in our current Annual Report on Form 10-K, filed April 16, 2002, it did not tell you that such expenses were reduced from $692,092 in 1998 and $368,103 in 1999. Therefore, these costs have been declining.

         Mr. Kohorst and Millenium also failed to tell you that they have effectively increased the Partnership's costs for this year by sending you what we believe to be inaccurate and misleading Solicitation Materials which may lead us to incur significant legal fees to defend your interests.

o Mr. Kohorst and Millenium told you that we are not actively seeking opportunities to sell our remaining assets. This is simply not true. We have publicly announced our intent to dispose of our assets and eventually wind down our affairs and have made continuing efforts to sell the remaining 23 assets. One of the interests was sold in 1996, another was sold in 1997, and an additional 11 of these interests in the local limited partnerships were sold in December 1998. In our 1998 Consent Solicitation Statement relating to the sale of 10 local limited partnership interests by us in 1998, we told you of our intent to eventually dispose of our interests in the local limited partnerships not included in the 1998 sale, and to then wind up the Partnership's affairs. We have continued since 1998 to explore the possibility of selling and/or refinancing properties held by these local limited partnerships in cases where it would be advantageous (including with respect to tax consequences) to the Partnership or the limited partners to do so and we continue our efforts to negotiate with the local limited partners to obtain their consent to sell the properties. Indeed, NAPICO has a disposition group that specifically examines these possibilities and is continuing our efforts on behalf of all limited partners. We are currently in the process of selling another of our interests and we anticipate that the transaction will close at the end of January 2003. Also, we anticipate that we will sell an additional interest in the first quarter of 2003.

o Mr. Kohorst and Millenium did not tell you that we do not have the power to sell the properties without the consent of the general partners of the local limited partnerships. Millenium did not tell you about the inherent limitations on our ability to sell the properties held by certain of the local limited partnerships without the consent and participation of the general partners of those local limited partnerships. Mr. Kohorst and Millenium implied, however, that we are remiss in failing to sell the properties in which the Partnership has an interest. This is simply not true. The fact is that we do not have the power to force a sale of properties held by the local limited partnerships to a third party in every case. Instead, in some cases, the cooperation of a local general partner is necessary to allow us to sell the properties. We are continuing our efforts to dispose of the remaining properties in cases where it would be advantageous (including with respect to tax consequences) to the Partnership or the limited partners to do so and we are optimistic about new government programs that will facilitate the sale of these properties. Yet, Millenium failed to tell you that where the cooperation of local general partners is necessary, a new general partner would have no more authority to sell the Partnership assets than NAPICO.

o Mr. Kohorst and Millenium suggest that the General Partners have less of a financial incentive than Millenium to sell the Partnership's remaining assets. If Millenium was elected as the new general partner it would be entitled to the same amount of management fees that your current General Partners are entitled to. Millenium claims it "intends" to reduce the annual management fees by at least 10%. While Millenium does not commit to reducing management fees, it told you about its proposed plan to "significantly" reduce management fees. However, it did not tell you that this plan would result in a meager annual savings of about $2.08 per unit, or approximately 4 cents per week.

         Further, if the Partnership's remaining assets were to be sold, the General Partners could receive a significant fee. Our Partnership Agreement provides for the General Partners to receive a liquidation fee equal to the lesser of (a) 10% of our net proceeds from the sale of a project or project interest or (b) 1% of the sales price (including the mortgage) plus 3% of the net proceeds after deducting an amount for federal and state taxes. Therefore, NAPICO has as much of a financial incentive as Millenium and Mr. Kohorst would to pursue the sale of the remaining assets.

o Mr. Kohorst and Millenium inaccurately told you that the Partnership is a general partner of REAL III and has confused the names of entities affiliated with the Partnership. Millenium is seeking control of your Partnership and its valuable assets but inaccurately told you about those assets. Millenium described the remaining assets of the Partnership as "limited partnership interests in 20 local limited partnerships" and "a general partner interest in Real Estate Associates Limited III, which, in turn, holds limited partnership interests in 3 local limited partnerships." The fact is, the Partnership holds a general partner interest in REAL ESTATE ASSOCIATES III, which in turn, holds three more limited partnership interests. (See "THE PARTNERSHIP -- Assets"). Mr. Kohorst and Millenium have in fact confused REA III, an asset of your Partnership, with REAL III, a completely different entity. We cannot speculate what Mr. Kohorst and Millenium intended to tell you -- either they can't understand simple facts or they are attempting to mislead you -- but we are certain that the information it gave you was inaccurate. We believe this error exemplifies the unfamiliarity and inexperience Mr. Kohorst and Millenium have with your Partnership. Consider this carefully in deciding how to cast your vote.

         For these reasons, we believe that Millenium does not represent your best interests, and we urge you to withhold your consent from Millenium and, if you have already delivered your consent, we urge you to revoke the consent you delivered. Regardless of the size of your investment, your revocation of consent is important. Please act today!

                                THE PARTNERSHIP

General

         The Partnership is a limited partnership formed under the laws of the State of California on October 12, 1982. On April 22, 1983, we offered 4,200 units, consisting of 8,400 limited partnership interests and warrants to purchase a maximum of 8,400 additional limited partnership interests at $5,000 per unit, through an offering managed by E.F. Hutton Inc. Each unit consists of two limited partnership interests and one warrant which entitles the purchaser of a unit to acquire two additional limited partnership interests during the period set forth in the Partnership Agreement (the "Units"). As of January 3, 2003 , there were 3007 registered holders of our Units and approximately 8376 Units outstanding.

General Partners

         Our Managing General Partner is NAPICO. NAPIA is the non-managing General Partner of the Partnership. Our business is conducted primarily by NAPICO. Pursuant to an agreement between NAPICO and NAPIA, NAPICO has the primary responsibility for the performance of any duties required to be performed by the General Partners and, in general, has sole and final discretion to manage and control our business and make all related decisions. We have no employees of our own.

         On March 11, 2002, Apartment Investment and Management Company, a Maryland corporation ("AIMCO"), acquired NAPICO from its former owner, Casden Properties Inc.

Objectives

         Our original objectives were to own and operate real estate assets for investment so as to obtain:

o        tax benefits for the limited partners;

o        reasonable protection for the Partnership's capital investments;

o potential for appreciation, subject to considerations of capital preservation; and

o potential for future cash distributions from operations (on a limited basis), refinancings or sales of assets.


Our Record of Success

         We have been successful in accomplishing our primary purposes. From inception through 1990, the limited partners obtained tax benefits equal to at least 91.1% of their investments. In 1986, however, the tax laws changed in such a way as to substantially reduce the ongoing tax benefits to the limited partners. As a result, we determined that the best course of action was to sell a majority of our interests in real property. In 1996, we began obtaining the consent of the limited partners and, from 1996 to December 1998, sold our interest in the real estate assets of 13 local limited partnerships. In March 1999, we made a cash distribution to the limited partners of $2,769,110. Since that time, the Managing General Partner has continued to explore the possibility of disposing or refinancing our remaining local limited partnership interests.

Assets

         As of January 15, 2003, we held limited partnership interests in 23 local limited partnerships and we or our affiliates held general partner interests in 10 local limited partnerships. We also hold a general partner interest in Real Estate Associates III, a California general partnership, which in turn holds limited partnership interests in three additional local limited partnerships, each of which own a low income housing project that is subsidized and/or has a mortgage note payable to or insured by an agency of the federal government or local housing agency. The properties we have an interest in are located in thirteen states and Puerto Rico.

         The local limited partnerships in which we have invested were, in general, organized by private developers who acquired the sites, or options thereon, and applied for applicable mortgage insurance and subsidies. We became the principal limited partner in these real estate holding limited partnerships pursuant to arm's-length negotiations with these developers, or others, who act as general partners. As a limited partner, the Partnership's liability for obligations of the real estate holding limited partnerships is limited to its investment. The general partners of such local limited partnerships retain responsibility for maintaining, operating and managing the properties and must consent to the sale of limited partnership assets.

Distributions

         In March 1999, we made a cash distribution to the limited partners of $2,769,110, after the sale of a majority of our interests in local limited partnerships. The Partnership Agreement sets forth a procedure for allocating distributions among the limited partners and General Partners. The General Partners are entitled to receive 1% of the net cash flow from operations to be distributed, reduced by any amount paid to the General Partners as an annual management fee. The limited partners as a class are entitled to receive the balance of the net cash flow from operations to be distributed. There are no regulatory or legal restrictions on the Partnership's current or future ability to pay distributions, although, pursuant to certain state housing finance statutes and regulations, certain of the local limited partnerships are subject to limitations on the distributions to the Partnership.

                                  MANAGEMENT

Interests of the General Partners in the Matters to be Acted Upon

         The General Partners have a substantial interest in the matters you are being asked to vote upon. If the consent of limited partners holding a majority of the limited partnership interests is obtained by Millenium, the current General Partners will no longer be the General Partners of the Partnership and their interests in the Partnership will be sold. In addition, the General Partners would no longer be entitled to management fees and fees payable upon the sale of Partnership assets under the Partnership Agreement.

Experience of Our Managing General Partner

         The Partnership does not have any directors or officers. The management of the Partnership is conducted by NAPICO, our Managing General Partner. Set forth below is information about NAPICO's directors and executive officers.


         Name                                 Age                       Position
         ----                                 ---                       --------
         David Robertson...............       37     President, Chief Executive Officer and
                                                     Director
         Michael J. Hornbrook..........       47     Executive Vice President and Chief Operating
                                                     Officer
         Peter K. Kompaniez............       58     Director
         Jeffrey H. Sussman............       37     Senior Vice President, General Counsel and
                                                     Secretary
         Brian H. Shuman...............       40     Senior Vice President and Chief Financial
                                                     Officer
         Michael A. Martinez...........       37     Senior Vice President, Asset Management
         Patricia W. Toy...............       72     Senior Vice President -Communications and
                                                     Assistant Secretary
         James M. Wallace..............       51     Senior Vice President, Tax
         Peter T. Stoughton............       36     Vice President and Associate Counsel


         Mr. Robertson is a Director and Chief Executive Officer of NAPICO. Mr. Robertson is also the Executive Vice President, Head of Affordable Properties of AIMCO, having joined AIMCO in February 2002. Prior to joining AIMCO, Mr. Robertson was a member of the investment-banking group at Smith Barney from 1991 to 1996, during which time he was responsible for real estate investment banking transactions in the western United States, and was part of the Smith Barney team that managed AIMCO's initial public offering in 1994. In addition, he is Chairman and C.E.O. of Robeks Corporation, a privately held chain of specialty food stores he founded in 1996. Mr. Robertson received a Bachelor of Arts degree in Economics from the University of California, San Diego and a master's degree in business administration from Harvard Business School.

         Mr. Hornbrook is the Chief Operating Officer and an Executive Vice President of NAPICO, having joined NAPICO in January 2002. Prior to joining NAPICO, Mr. Hornbrook was a partner in the law firm of McGuire Woods LLP in the firm's Chicago office and was chairman of the firm's Affordable Housing Group. While in private practice, Mr. Hornbrook represented syndicators, developers, lenders, and brokers in the affordable housing industry. He received a Bachelor of Arts degree, magna cum laude, from Loyola University and a Juris Doctorate degree, with honors, from Rutgers University. Mr. Hornbrook is a member of the Illinois and Connecticut State Bar Associations.

         Mr. Kompaniez is the Chairman of the Board of Directors of NAPICO. Mr. Kompaniez is also President and Vice Chairman of the Board of Directors of AIMCO, as well as its founder. He has been Vice Chairman and a Director of AIMCO since July 1994 and was appointed President in July 1997. Mr. Kompaniez has also served as Chief Operating Officer of The National Housing Partnership and President of NHP Partners since June 1997, and also served as a member of the Board of Directors of American Health Properties from 1998 to 1999. From 1986 to 1993, he served as President and Chief Executive Officer of Heron Financial Corporation ("HFC"), a United States holding company for Heron International, N.V.'s real estate and related assets. While at HFC, Mr. Kompaniez administered the acquisition, development and disposition of approximately 8,150 apartment units (including 6,217 units that have been acquired by AIMCO) and 3.1 million square feet of commercial real estate. Prior to joining HFC, Mr. Kompaniez was a senior partner with the law firm of Loeb and Loeb where he had extensive real estate and REIT experience. Mr. Kompaniez received a Bachelor of Arts degree from Yale College and a Juris Doctorate degree from the University of California (Boalt Hall).

         Mr. Sussman is Senior Vice President, General Counsel and Secretary of NAPICO and is responsible for the legal affairs of NAPICO and its affiliates. He is also the President of National Partnership Equities, Inc. ("NPEI") and a member of the preliminary investment committee. Prior to joining NAPICO in April 1998, Mr. Sussman was an associate with the law firm of Rus, Miliband, Williams & Smith in Irvine, California. His practice emphasized real estate finance and insolvency law and included the representation of borrowers, lenders, and court-appointed trustees in matters involving apartment complexes, retail centers and hotels. Mr. Sussman received a Bachelor of Arts degree from the University of California, Berkeley and Juris Doctor and Master in Business Administration degrees from the University of Southern California. He is a member of the State Bar of California, and holds Series 22, 39 and 63 licenses issued by the National Association of Securities Dealers, Inc.

         Mr. Shuman is a Senior Vice President and the Chief Financial Officer for NAPICO responsible for the financial affairs of NAPICO, as well as the limited partnerships sponsored by it. From 1996 until joining NAPICO in August 2000, Mr. Shuman was a Vice President - Finance for Preferred Health Management Inc., the largest provider of worker compensation diagnostic imaging services in California formed in 1996, and was responsible for establishing and managing the accounting, billing, collection, treasury and financial reporting departments. From 1994 to 1996, he was the Controller for DVI Business Credit Corporation, which provides asset based lending to a wide range of health concerns. From 1985 to 1994, Mr. Shuman served in senior management positions, as a director or manager of finance, a portfolio tax analyst, and a senior accountant/tax consultant. He holds a Bachelor of Arts degree in economics and accounting from the University of Maryland. Mr. Shuman is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the California Society of Public Accountants.

         Mr. Martinez is a Senior Vice President - Asset Management for NAPICO, having joined NAPICO in October 2001. From 1998 to 2001, he was a Senior Vice President and Director of Asset Management for Lehman Housing Capital, Inc., and managed all aspects of asset management and investor services for a tax credit portfolio of over $325 million. From 1995 to 1998, Mr. Martinez was a Senior Asset Manager for Massachusetts Housing Investment Corporation, responsible for all aspects of partnership management, program compliance and real estate workouts for a portfolio of 33 low-income housing tax credit properties located throughout Massachusetts. From 1991 to 1995, he was an Asset Manager for Boston Capital Partners and managed a portfolio of 205 low-income housing credit properties. Mr. Martinez received a Bachelor of Arts degree from the University of California at Los Angeles and is a graduate of the Boston University, Metropolitan College for Real Estate Studies.

         Ms. Toy joined NAPICO in 1977 and is responsible for investor communications with and reporting for the NAPICO prior partnerships. Prior to joining NAPICO, Ms. Toy was associated with Titan Capital Corporation. From 1952 to 1956, Ms. Toy served as a U. S. Naval Officer in communications and personnel assignments. She holds a Bachelor of Arts degree from the University of Nebraska, and received a master's degree in business administration from the Anderson School of Management at the University of California at Los Angeles.

         Mr. Wallace brings 27 years of diversified corporate tax experience to NAPICO. He served as Vice President of Tax for AIMCO from October 1997 to September 2000. Prior to joining AIMCO, Mr. Wallace served from 1995 to September 1997 as Assistant Corporate Controller for Fleming Companies, Inc. in Oklahoma City, Oklahoma. From 1980 to 1995, Mr. Wallace served as Director of Corporate Taxation/Assistant Secretary for that organization. From 1978 to 1980, Mr. Wallace served as Senior Tax Consultant with Deloitte & Touche, LLP, and from 1973 to 1978 he was Managing Partner at Nelon & Wallace, CPAs. Mr. Wallace received a B.S. in Business Administration from Oklahoma State University and has been a Certified Public Accountant since 1975.

         Mr. Stoughton is a Vice President and Associate Counsel of NAPICO. Prior to joining NAPICO in April 2001, Mr. Stoughton was an associate with the law firm of Perkins Coie LLP in Los Angeles, California. His practice consisted of a wide variety of real estate transactions, including acquisitions, dispositions, loan workouts and restructuring, loan sales, judicial and non-judicial foreclosures, receiverships and leasing. Mr. Stoughton received a Bachelor of Arts degree from the University of California, Berkeley, holds a Juris Doctorate degree from the University of California, Los Angeles, and is a member of the State Bar of California.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The General Partners own all of the outstanding general partnership interests of the Partnership, which constitute 1% of the total interests in the Partnership. No person is known to own beneficially in excess of 5% of the outstanding limited partnership interests.

         None of the directors and executive officers of NAPICO listed above under "Management - Experience of Our Managing General Partner" own any of the limited partnership interests of the Partnership.


                               LEGAL PROCEEDINGS

         On August 27, 1998, two investors holding an aggregate of eight units of limited partnership interests in Real Estate Associates Limited III (an affiliated partnership in which NAPICO is the corporate general partner) and two investors holding an aggregate of five units of limited partnership interest in the Partnership commenced an action in the United States District Court for the Central District of California against the Partnership, NAPICO and certain other affiliated entities. The complaint alleges, among other things, that the defendants breached their fiduciary duty to limited partners in seven limited partnerships, including the Partnership (the "Defendant Partnerships") and made materially false and misleading statements in violation of Section 14 of the Securities and Exchange Act of 1934 in the consent solicitation statements sent to the limited partners of the Defendant Partnerships relating to approval of the transfer of partnership interests in limited partnerships owning certain of the properties, to affiliates of Casden Properties Inc., organized by an affiliate of NAPICO. The plaintiffs seek equitable relief, as well as compensatory damages and litigation related costs. On August 4, 1999, one investor holding one unit of limited partnership interest in Housing Programs Limited commenced a virtually identical action in the United States District Court for the Central District of California against the Partnership, NAPICO and certain other affiliated entities. The second action was subsumed in the first action, which has been certified as a class action on behalf of limited partners in the Defendant Partnerships. On August 21, 2001, plaintiffs filed a supplemental complaint, which added new claims, including a rescission of the transfer of partnership interests and an accounting. In November 2002, the jury returned special verdicts against NAPICO and certain other defendants in the amount of approximately $25.2 million for violations of securities laws and approximately $67.3 million for breach of fiduciary duty. In addition, the jury awarded the plaintiffs punitive damages against NAPICO of approximately $92.5 million. However, no verdicts have been returned against any of the Defendant Partnerships and no judgments have been entered in the case. The Court has yet to try plaintiffs' equitable claims.

                               VOTING PROCEDURE

Limited Partner Approval

         The Partnership Agreement requires the unrevoked consent of limited partners holding a majority of the limited partnership interests (a "Majority Vote"): (1) to remove a general partner, and (2) to elect to continue the Partnership and to elect a new general partner. Each limited partnership interest is entitled to one vote. Under the terms of the Partnership Agreement, you must be a limited partner or a substituted limited partner to vote. The election of Millenium as a general partner is conditioned upon Millenium obtaining a Majority Vote to remove General Partners. Accordingly, if Millenium does not obtain a Majority Vote to remove the General Partners, there will be no change in our general partners and we will continue to operate in accordance with the terms of the Partnership Agreement. In accordance with the terms of the Partnership Agreement, the Partnership shall bear the costs of this Consent Revocation Statement.

Consent Revocation Procedures

         The following is an outline of the procedures to be followed if you do not want to change your general partners. A GREEN consent card may have already been sent to you by Millenium. We urge you not to sign or return the GREEN consent card. If you have already returned the consent card, you have every legal right to change your vote by returning your WHITE consent revocation card. These procedures must be strictly followed in order for the instructions of a limited partner as marked on a consent card to be revoked:

o A limited partner may revoke his or her consent at any time during the solicitation period.

o If you have already returned a GREEN consent card, you can return a properly completed, signed and dated WHITE consent revocation card in the return envelope provided as soon as possible and, if possible, please also fax it to [ ], attn: [ ]. Unless you are absolutely certain that you have not already voted, you are encouraged to return a WHITE consent revocation card.

o You can also revoke a previously given consent by signing and dating a GREEN consent card and voting "AGAINST" or "ABSTAIN" and then returning it to either Millenium or the Partnership.

         Only limited partners of record on [ ], 2003 (the "Record Date") will be given notice of and allowed to give their consent regarding the matters addressed in this Consent Revocation Statement.

         The Managing General Partner urges you to vote AGAINST the Millenium proposals by signing, dating and returning the WHITE consent revocation card in the enclosed postage-paid envelope. You can do this even if you may have voted on the GREEN consent card solicited by Millenium. It is the latest dated consent revocation or consent that counts.

         A consent may be revoked by signing, dating and delivering a written WHITE consent revocation card at any time prior to the date, if ever, that the Independent Inspector (as defined below) receives the number of properly completed, unrevoked consents which would constitute a Majority Vote. The delivery of a subsequently dated consent revocation card that is properly completed and signed will constitute a revocation of an earlier consent card delivered by a limited partner. The delivery of a subsequently dated and signed consent card that is properly marked to indicate "DO NOT CONSENT" or "AGAINST" or "ABSTAIN" will also constitute a revocation of an earlier dated consent delivered by such limited partner; however, limited partners are urged to revoke any prior consent by delivering the WHITE consent revocation card to the Partnership. The revocation may be delivered either to the Partnership in care of ______ at _______, or, alternatively, to Millenium. Although a revocation is effective if delivered to Millenium, the Managing General Partner requests that all revocations of consents be mailed or delivered to the Partnership in care of _______ at the address set forth above and faxed to [ ] at [ ], so that the Partnership will be aware of all revocations and the Independent Inspector can more accurately determine if and when unrevoked consents to the actions described in the Millenium Solicitation Materials have been received from the holders of record on the Record Date of a majority of outstanding limited partnership interests.

Tabulation of Consents and Consent Revocations; Independent Inspector

         The Managing General Partner will designate a qualified independent inspector (the "Independent Inspector") in connection with the Millenium Consent Solicitation. The Independent Inspector will be required, as soon as practicable after receipt of written consents and consent revocations, to conduct such reasonable investigations as the Independent Inspector deems necessary or appropriate for the purpose of ascertaining the validity of the consents and consent revocations, to resolve disputes and to tabulate consents and consent revocations, including determining whether limited partners having the requisite voting power to consent have done so. If, after this investigation, the Independent Inspector determines that actions proposed by the Consent Solicitation have been validly taken, that fact will be certified on the Partnership's records. The Managing General Partner plans to present the results of the Consent Solicitation with respect to the actions proposed as soon as possible.

         All questions as to the validity, form, eligibility (including time of receipt), acceptance of consents and revocations of consent and the interpretation of the terms and conditions of the solicitation of consents, will be determined by the Independent Inspector, subject to the provisions of the Partnership Agreement, as well as state and federal law. The Independent Inspector will have the absolute right to reject any or all consents and consent revocations that are not acceptable. The Independent Inspector also will have the right to waive any conditions as to particular consents or consent revocations. None of the Independent Inspector, the General Partners, or any of their respective affiliates, shall be under any duty to give any notification of any such defects, irregularities or waiver, nor shall any of them incur any liability for failure to give such notification. Deliveries of consents and consent revocations will not be deemed to have been made until any irregularities or defects therein have been cured or waived.

Consent Record Date

         In the event of a solicitation of written consents of the limited partners with respect to a proposal to be acted upon by the limited partners without a meeting, such as the Millenium Consent Solicitation, it is important that the General Partners have sufficient time to formulate a position on such proposals, inform the limited partners about such proposals and make a recommendation of the General Partners with respect to such proposals. As a result, on December 19, 2002, the General Partners adopted the following procedures to set a record date for a consent solicitation:

                  In order that the Partnership may determine the limited partners entitled to consent to action in writing without a meeting, the General Partners may fix a record date, which record date shall not be less than ten (10) days after, nor more than sixty (60) days after, the date upon which the resolution fixing the record date is adopted by the General Partners. Any limited partner of record seeking to have the limited partners authorize or take action by written consent shall, by written notice delivered to the General Partners at the principal offices of the Partnership, request the General Partners to fix a record date. The General Partners shall promptly, but in all events within ten (10) days after the date on which such a request is received, adopt a resolution fixing the record date. If within ten (10) days after the date on which such request is received the General Partners have not adopted a resolution fixing the record date, the record date for determining limited partners entitled to consent to action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the General Partners at the principal offices of the Partnership. Delivery shall be by hand or by certified or registered mail, return receipt requested.

         The General Partners have delivered a letter to Everest, describing these procedures. As of the date of this Consent Revocation Statement, the General Partners have not received a request from a limited partner of the Partnership to set a record date. However, the General Partners have received a letter from Everest asserting that the General Partners "do not have the right to set record dates for consent solicitations sent by Limited Partners." We respectfully disagree with that position and have so advised Everest. In addition, we have advised Everest and Millenium that unless and until all procedures for the setting of a record date for any consent solicitation of the limited partners are followed, no consent solicitation of the limited partners can proceed and no Independent Inspector will be retained to, or will, tabulate consents of the Partnership's limited partners.

            In the Millenium Solicitation Materials, Millenium asserted that the record date will be the date on which the first consent is given. Since the Partnership has established a procedure for setting the record date, as described above, the Partnership does not believe that the record date will be set when the first consent is given as Millenium claims in the Millenium Solicitation Materials.

No Dissenters' Rights of Appraisal

         Under the Partnership Agreement and California law, limited partners do not have dissenters' rights of appraisal.

                       PARTICIPANTS IN THE SOLICITATION

         Under applicable regulations of the Securities and Exchange Commission, the Partnership and the General Partners each may be deemed to be a "participant" in this solicitation of revocations of consent. Additional information about the participants is set forth on Appendix A. Information about the present ownership of partnership interests by participants and information about all transactions in the Partnership's interests within the past two years by each of the participants is provided in Appendix A.

                   SOLICITATION OF CONSENT REVOCATION CARDS

         This Consent Revocation Statement is being made by the Partnership and the General Partners. The Managing General Partner and its officers, directors and employees may assist in this solicitation of consent revocation cards and in providing information to limited partners in connection with any questions they may have with respect to this Consent Revocation Statement and the consent revocation procedures. We have retained [ ] ("[ ]") to assist with the solicitation of revocation of consents, as well as to assist us with communicating with our limited partners with respect to this solicitation. Approximately [ ] persons will be utilized by [ ] in its efforts. We expect that [ ] will solicit consent revocations by mail, in person, by telephone, by facsimile and/or by e-mail. In addition to the Partnership's solicitation by mail, and [ ] efforts, the Managing General Partner may have certain of its officers, directors and employees solicit, without additional compensation, revocations by mail, in person, by telephone, by facsimile or by e-mail. Although the Managing General Partner does not currently plan to conduct active solicitation on the Internet, solicitation materials may be made available on or through the Partnership's web site or through the Internet.

         The cost of the solicitation of revocations of consent will be borne by the Partnership. We estimate that the total expenditures in connection with the solicitation (including the fees and expenses of attorneys, public relations advisers, financial advisors, solicitors, advertising, printing, mailing, travel and other costs, but excluding salaries and wages of officers and employees), will be approximately $[ ], of which approximately $[ ] has been incurred to date. [ ]'s estimated fee is $[ ], plus reasonable out-of-pocket expenses.

         The Partnership has agreed to indemnify [ ] against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. The Partnership's plan to reimburse [ ] for any such liabilities or expenses will not be submitted to the limited partners for a vote.

                               PARTNER PROPOSALS

         In accordance with the terms of our Partnership Agreement, we do not have annual meetings. Thus, there is no deadline for submitting partner proposals as set forth in Rule 14a-5 under the Securities Exchange of 1934, as amended (the "Exchange Act"). The limited partners may call a special meeting to vote upon matters permitted by our Partnership Agreement with the prior consent of at least 10% of the limited partnership interests.

                                IMPORTANT NOTE

         Millenium could cease the solicitation of consents once it has determined that valid and unrevoked consents representing a majority of the limited partnership interests as of the Record Date have been obtained and delivered such consents to the Partnership in accordance with the Partnership Agreement. Accordingly, it is important that limited partners who have executed a consent and desire to revoke such consent sign, date, fax and mail the accompanying WHITE consent revocation card as soon as possible.

                      WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Exchange Act, and in accordance with the Exchange Act, file reports, consent solicitation statements and other information with the Securities and Exchange Commission (the "SEC"). This document references important business and financial information about our Partnership from documents we have filed with the SEC but have not included or delivered with this document. If you call or write us, we will send you these documents, excluding exhibits, without charge, or you may view Partnership financial information including the Annual Report on Form 10-K on the web site http://www.napico.com. The contents of the Partnership's web site are not deemed to be a part of this Consent Revocation Statement. You can contact us at:

                        9090 Wilshire Blvd., Suite 201
                        Beverly Hills, California 90211
                                 310-278-2191

         Please request documents at your earliest convenience. If you request any documents, we will mail the documents to you by first class mail, or another equally prompt means, by the next business day after we receive your request.

         In addition, the SEC maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.


                                                                  APPENDIX A

                    INFORMATION CONCERNING THE PARTICIPANTS

Information Regarding Ownership of Partnership Interests by Participants

         NAPICO is a leading syndicator of Low Income Housing Tax Credit and Historic Tax Credit properties. Its principal business address is National Partnership Investments Corp., 9090 Wilshire Boulevard, Beverly Hills, California 90211. NAPIA is a limited partnership organized to manage property-owning local partnerships. Its principal business address is National Partnership Investment Associates, 9090 Wilshire Boulevard, Beverly Hills, California 90211.

         NAPICO and NAPIA each own a general partnership interest in the Partnership. The aggregate general partnership interest is 1% of the total interests in the Partnership. The participants do not own any Partnership interests of record but not beneficially. The number of Partnership interests beneficially owned by the participants is set forth below.

 Name of Beneficial Owner                Title of Class                Amount
 ------------------------                --------------                ------
NAPICO..........................  General Partnership Interest          .55%
NAPIA...........................  General Partnership Interest          .45%

            None of the participants referred to herein have purchased or sold any of its partnership interests during the last two years.

            The amount of Partnership interests owned beneficially, directly or indirectly by each of NAPICO's associates is set forth under "Security Ownership of Certain Beneficial Owners and Management" in the attached Consent Revocation Statement. The address of each of NAPICO's associates is National Partnership Investments Corp. 9090 Wilshire Boulevard, Beverly Hills, California 90211. The address of each of NAPIA's associates is National Partnership Investment Associates, 9090 Wilshire Boulevard, Beverly Hills, California 90211. Other than AIMCO, which purchased 247 limited partnership units on November 17, 2002, none of NAPIA's associates beneficially own any of the partnership interests, directly or indirectly.

            The number of each class of securities of the Parent(1) or the Subsidiary(2) of the Partnership beneficially owned by the participants, directly or indirectly, is set forth below.

Name of Beneficial Owner              Parent or Subsidiary Company          Title of Class          Amount
------------------------              ----------------------------          --------------          ------
REAL VI............................    Real Estate Associates III       Partnership Interests       99.9%
                                                                              (partner)
NAPICO.............................    Real Estate Associates III       Partnership Interests        0.1%
                                                                      (managing general partner)

____________________
(1) NAPICO (the "Parent"), as Managing General Partner, may be deemed the parent entity of the Partnership.
(2) REA III (the "Subsidiary"), an entity in which the Partnership holds a majority interest, may be deemed a subsidiary entity of the Partnership.

Information Concerning Agreements With Participants

            Except as described in this Appendix A or in the Consent Revocation Statement, none of the participants nor any of their respective affiliates or associates (together, the "Participant Affiliates"), have entered into any agreement or understanding with any person respecting any Partnership Units, including joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

            Except as described in this Appendix A or in the Consent Revocation Statement, no Participant Affiliate directly or indirectly beneficially owns any interests in the Partnership. Except as described in this Appendix A or in the Consent Revocation Statement, none of the participants own any securities of the Parent or the Subsidiary of the Partnership. Furthermore, except as described in this Appendix A or in the Consent Revocation Statement, no Participant Affiliate is either a party to any transaction or series of transactions since January 1, 2002, or has knowledge of any currently proposed transaction or series of transactions, (i) to which the Partnership or the Parent was or is to be a party, (ii) in which the amount involved exceeds $60,000, and (iii) in which any Participant Affiliate had, or will have, a direct or indirect material interest.

            Messrs. Michael J. Hornbrook, Jeffrey H. Sussman, Brian H. Shuman, Michael A. Martinez, Peter T. Stoughton and Ms. Patricia W. Toy have entered into employment agreements with NAPICO. The agreements provide for, among other things, a set salary and bonus structure. The agreements provide for an indefinite term of employment. No other Participant Affiliate has entered into any agreement or understanding with any person respecting future employment by the Partnership or its affiliates or any future transactions to which the Partnership or any of its affiliates will or may be a party.

            Except as described in this Appendix A or in the Consent Revocation Statement, there are no contracts, arrangement or understandings by any Participant Affiliate within the past year with any person with respect to ownership interests in the Partnership.

                  [PRELIMINARY COPY - SUBJECT TO COMPLETION]

                        FORM OF CONSENT REVOCATION CARD

                       REAL ESTATE ASSOCIATES LIMITED VI

            THIS REVOCATION OF CONSENT IS SOLICITED BY REAL ESTATE ASSOCIATES LIMITED VI IN OPPOSITION TO THE SOLICITATION BY MILLENIUM MANAGEMENT, LLC.

            The undersigned, a limited partner of REAL ESTATE ASSOCIATES LIMITED VI (the "Partnership"), acting with respect to all of the limited partnership interests held by the undersigned, hereby revokes any and all consents that the undersigned may have given with respect to each of the following proposals:

            THE GENERAL PARTNERS OF THE PARTNERSHIP UNANIMOUSLY RECOMMEND THAT YOU "REVOKE CONSENT" FOR ITEMS 1 AND 2.

1. Removal of General Partners

               [ ] REVOKE CONSENT       [ ] DO NOT REVOKE CONSENT

2. Continuation of the Partnership and election of new general partner, Millenium Management LLC

               [ ] REVOKE CONSENT       [ ] DO NOT REVOKE CONSENT

            IF NO DIRECTION IS MADE, THIS CONSENT REVOCATION CARD WILL BE DEEMED TO REVOKE ALL PREVIOUSLY EXECUTED CONSENTS WITH RESPECT TO ANY OR ALL OF THE PROPOSALS SET FORTH HEREIN.

            PLEASE SIGN, DATE, FAX TO [    ] ATTN: [   ] AND MAIL THIS CONSENT
REVOCATION CARD TODAY IN THE ENCLOSED RETURN ENVELOPE.

Please sign your name below. If your partnership interests are held jointly, each limited partner should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by general partner.

Dated: ______, 2003

                                          -------------------------------------
                                          Name:

                                          -------------------------------------
                                          Title:

                                          -------------------------------------
                                          Name (if held jointly):
                                          Title:

                                          -------------------------------------
                                          Telephone Number:

                                          PLEASE SIGN, DATE AND RETURN THIS
                                          CONSENT REVOCATION PROMPTLY.  IF YOU
                                          HAVE ANY QUESTIONS OR NEED ASSISTANCE,
                                          PLEASE CALL [   ]
                                          TOLL-FREE AT 1-800-[   ].